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                                                                                             Exhibit 12
                              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 2000 AND FOR THE
                        THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000, AND OCTOBER 30, 1999


                                              39 Weeks Ended                  Fiscal Year Ended
                                           Oct. 28,   Oct. 30,  Jan. 29, Jan. 30, Jan. 31,  Feb. 1,   Feb. 3,
                                             2000       1999      2000     1999     1998      1997     1996
Earnings Available for Fixed Charges:
Pretax earnings from continuing
  operations                                 $  566     $  688  $ 1,523   $1,395   $1,279   $1,232   $1,160
Fixed charges (excluding interest
  capitalized and pretax preferred
  stock dividend requirements)                  287        257      346      344      363      346      317
Dividends on ESOP Preference Shares             (17)       (18)     (24)     (25)     (26)     (26)     (28)
Capitalized interest amortization                 6          6        7        7        6        6        5
                                                842        933    1,852    1,721    1,622    1,558    1,454

Fixed Charges:
Gross interest expense (a)                   $  282     $  253  $   340   $  339   $  353   $  341   $  316
Interest factor attributable to
  rent expense                                   18         16       22       21       23       22       20
                                                300        269      362      360      376      363      336

Ratio of Earnings to Fixed Charges              2.8        3.5      5.1      4.8      4.3      4.3      4.3


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

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